UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2007

Federal Realty Investment Trust

(Exact name of registrant as specified in its charter)

Maryland	1-07533	52-0782497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1626 East Jefferson Street

Rockville, Maryland 20852-4041

(301) 998-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 230.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Securities Act (17 CFR 230.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

Issuance of Common Shares, Preferred Shares and DownREIT Units

On March 8, 2007, Federal Realty Investment Trust (the “Registrant”) acquired various real properties for aggregate consideration of approximately $189.0 million, part of which consideration consisted of the issuance of (i) 884,066 common shares of beneficial interest, par value $0.01 per share, of the Registrant (the “common shares”), (ii) 399,896 5.417% Series 1 Cumulative Convertible Preferred Shares of Beneficial Interest, par value $0.01 per share, of the Registrant (the “preferred shares”) and (iii) 185,504 units (the “downREIT units”) of limited liability company interest in NVI-Avenue, LLC, our consolidated subsidiary (“NVI Avenue”).

Exemption Claimed

The issuance of the common shares and preferred shares was not registered, in reliance on Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 promulgated thereunder. The persons to whom the Registrant issued the common shares and preferred shares provided the Registrant with representations that each such person was an accredited investor, as defined in Regulation D. The downREIT units were issued by NVI Avenue to the members of NVI Avenue in exchange for their existing membership interests pursuant to Section 3(a)(9) of the Securities Act. The right of the Registrant associated with the downREIT units to cause the downREIT units to be exchanged for the Registrant’s common shares under certain circumstances, which is described below, was issued by the Registrant without registration in reliance on Section 4(2) of the Securities Act and Rule 506 promulgated thereunder to not more than 35 persons who are not accredited investors.

Conversion of Preferred Shares

If a holder of preferred shares so elects, such holder may convert such holder’s outstanding preferred shares, at any time after issuance, into a number of fully paid and nonassessable common shares determined by dividing (A) the product obtained by multiplying: (i) the number of preferred shares being converted by (ii) the liquidation price of $25.00 per preferred share; by (B) the optional conversion price (which conversion price is calculated as provided for in the Articles Supplementary) as in effect immediately prior to the close of business on the date of conversion. Holder conversions are subject to (a) limitations on real estate investment trust share ownership, (b) a minimum conversion amount, (c) conversion frequency limits and (d) black-out periods after public offerings of the Registrant.

If the Registrant so elects, at any time after issuance at which the trailing 200 consecutive trading day average closing price of the common shares as reported on the New York Stock Exchange (or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, in the applicable securities market in which the securities are traded) is greater than the mandatory conversion trigger price (which price is calculated as provided for in the Articles Supplementary), the Registrant may convert all or any outstanding preferred shares into a number of fully paid and nonassessable common shares determined by dividing (A) the product obtained by multiplying: (i) the number of preferred shares being converted by (ii) the liquidation price of $25.00 per preferred share; by (B) the optional conversion price (which conversion price is calculated as provided for in the Articles Supplementary) as in effect immediately prior to the close of business on the conversion date set by the Registrant in accordance with the Articles Supplementary.

No fractional interest in a common share is deliverable upon the conversion of a preferred share. Instead, the Trust will pay to the holder of such share an amount in cash based upon the market price of common shares on the business day immediately preceding the date of conversion.

Redemption of downREIT units

The members of NVI Avenue have the right to require NVI Avenue to redeem their downREIT units for cash beginning on the earlier of the first anniversary date of the effective date of the amended and restated limited liability company agreement of NVI Avenue (the “operating agreement”) or on the date of an extraordinary transaction (as such term is defined in the operating agreement). In addition, within 20 days after NVI Avenue receives a notice of redemption, the Registrant may elect to acquire the tendered units in exchange for cash or common shares, at the Registrant’s election.

Registration Rights

We entered into registration rights agreements with the recipients of the securities that were issued as described herein. The registration rights agreements cover the common shares that the Registrant issued as described herein, and the common shares issuable upon the conversion of the preferred shares or redemption of the downREIT units that were issued as described herein.

Item 3.03.	Material Modification to Rights of Security Holders.

The information contained above in Item 3.02 is hereby incorporated by reference.

The preferred shares rank prior to the Registrant’s common shares as to the payment of dividends and as to the distribution of the Registrant’s assets upon liquidation, dissolution or winding up.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

The information contained above in Item 3.02 is hereby incorporated by reference.

In connection with the issuances described herein, the Registrant filed Articles Supplementary with the Maryland State Department of Assessments and Taxation on March 8, 2007, in order to classify and designate the preferred shares. The Articles Supplementary were effective upon filing. The Articles Supplementary are filed as Exhibit 4.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1	Articles Supplementary, dated March 8, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL REALTY INVESTMENT TRUST

Date: March 13, 2007	By:	/s/ Dawn M. Becker
Dawn M. Becker
Executive Vice President-General Counsel and Secretary